Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated April 19, 2017 on our audits of the consolidated financial statements of Air Industries Group and Subsidiaries (the “Company”) as of and for the years ended December 31, 2016 and 2015, respectively, which report was included in the Annual Report on Form 10-K of the Company filed April 19, 2017 in the Company’s Registration Statements on Form S-3 (Registration No. 333-198375) and Form S-8 (Registration Nos. 333-191560 and 333-206341).

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Certified Public Accountants

Saddle Brook, New Jersey

April 19, 2017